Exhibit 99.1

PRESS RELEASE

For further information, contact:	Paul A. Bragg – Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING ANNOUNCES CLOSING OF OFFERING BY ITS SUBSIDIARY

OFFSHORE GROUP INVESTMENT LIMITED OF

ADDITIONAL 11 1/2% SENIOR SECURED FIRST LIEN NOTES DUE 2015

HOUSTON, TX, June 1, 2011 - Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG) announced today that its wholly-owned subsidiary Offshore Group Investment Limited (the “Issuer”) has closed its offering of $225.0 million aggregate principal amount of additional 11 1/2% Senior Secured First Lien Notes due 2015 (the “Offering”). The notes were issued at a premium of 107% of their face value, plus accrued and unpaid interest from February 1, 2011. The notes are guaranteed by Vantage and each of the Issuer’s existing and future subsidiaries and by certain of Vantage’s other subsidiaries, and are senior secured obligations of the Issuer and the guarantors. The notes were offered as additional notes under the indenture pursuant to which the Issuer previously issued $1.0 billion of 11 1/2% Senior Secured First Lien Notes due 2015 in July 2010. The previously issued notes and the additional notes issued in this offering constitute a single series of securities under the indenture and have the same terms except that (1) they will a have different issue date and issue price, (2) they will be subject to a separate registration rights agreement and (3) until the additional notes are registered, they will have a different CUSIP number.

The net proceeds from this offering were used by the Issuer to acquire from Vantage the wholly owned subsidiaries of Vantage which own the Aquamarine Driller, a jack-up drilling rig, and the related drilling contract for the Aquamarine Driller (together, the “Acquisition”) and for general corporate purposes. Vantage used a portion of the proceeds from the Acquisition to repay and terminate its outstanding term loan secured by the Aquamarine Driller, and expects to use the remainder of the proceeds to (i) make the initial payment to Daewoo Shipbuilding and Marine Engineering Co., Ltd. under Vantage’s recently announced construction contract for an ultra-deepwater drillship, to be named the Tungsten Explorer, and (ii) for general corporate purposes. As a result of the Acquisition, the Aquamarine Driller is now part of the collateral securing the notes.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption under the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Vantage

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillship, the Platinum Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as Vantage’s intended use of the net proceeds of the offering. These forward-looking statements represent Vantage’s expectations or beliefs concerning future evens, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things, changing market conditions and Vantage’s ability to complete the offering.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.